Exhibit 99.1

FOR IMMEDIATE RELEASE

October 24, 2007

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Third Quarter 2007 Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 120-year-old IBERIABANK (www.iberiabank.com) and Pulaski Bank and Trust Company (www.pulaskibank.com), announced earnings of $12.1 million for the quarter ended September 30, 2007, up 22% compared to the same period in 2006 and up 20% compared to the second quarter of 2007 (“linked quarter basis”). In the third quarter of 2007, the Company reported fully diluted earnings per share (“EPS”) of $0.94 down 5% compared to $0.99 in the same quarter of 2006, and up 21% on a linked quarter basis. The reported EPS of $0.94 included merger-related costs and the impact of recent accounting changes, which management has consistently excluded from its annual EPS guidance. The Company incurred in the third quarter of 2007 merger-related and other severance costs totaling $0.2 million on a pre-tax basis, the aggregate negative impact of which was $0.01 per fully diluted share on an after-tax basis. In addition, the Company incurred $0.5 million in pre-tax expense associated with SFAS 133 and SFAS 123R, or $0.02 per share on an after-tax basis.

Excluding these merger-related and severance costs and changes in accounting treatment, the adjusted (non-GAAP) EPS figure was $0.98. The consensus analyst EPS estimate for the third quarter of 2007 for the Company was $0.91 as reported by First Call.

The following table provides a non-GAAP reconciliation of net income and fully diluted earnings per share adjusting for the merger-related and other severance costs that were incurred in the most recent four quarters and the financial impact of recent accounting changes. Management believes this non-GAAP table provides a useful measure of operating earnings trends.

Non-GAAP Pro Forma Net Income And EPS	4Q 2006	1Q 2007	2Q 2007	3Q 2007
(After-tax; Dollars in thousands)
Net Income As Reported	$8,915	$9,155	$10,027	$12,061
Add: Merger-related And Severance Costs	109	873	1,930	151
Add: Impact of FAS 123R and 133	101	193	117	312

Net Income – Guidance Basis	$9,125	$10,221	$12,074	$12,524
(After-tax; Per share basis)
Fully Diluted EPS As Reported	$0.87	$0.76	$0.78	$0.94
Add: Merger-related And Severance Costs	0.03	0.06	0.14	0.01
Add: Impact of FAS 123R and 133	0.02	0.02	0.01	0.02

EPS – Guidance Basis	$0.92	$0.84	$0.93	$0.98

Highlights For The Quarter Ended September 30, 2007

•

Loans. Average loans increased $124 million, or 4%, between the second and third quarters of 2007. On a period-end basis, total loans were $3.3 billion, an increase of $128 million, or 4%, between June 30, 2007 and September 30, 2007.

•	Deposits. Average deposits decreased $8 million, on a linked quarter basis. Period-end deposits were $3.4 billion, an increase of $23 million, or 1%, between June 30, 2007 and September 30, 2007.

•

Asset Quality. Annualized net charge-offs equated to 0.05% of average loans in the third quarter of 2007, compared to between 0.01% and 0.04% in each of the six preceding quarters. Total nonperforming assets (“NPAs”) increased to 0.58% of total assets at September 30, 2007, compared to 0.45% at June 30, 2007. The increase in the NPA ratio was tied to acquisition-related credits. The franchise in Louisiana reported an NPA ratio of 0.17% at September 30, 2007, or an increase of only one basis point compared to 0.16% at June 30, 2007. In contrast, the Pulaski franchise increased from 1.15% to 1.61% during this period.

•

Loan Loss Provision. The Company recorded a pre-tax negative provision during the third quarter of $1.7 million which equated to $0.09 per fully diluted share on an after-tax basis. Strong credit trends in the Louisiana loan portfolio, improved market conditions in New Orleans and continued very favorable economic conditions in South Louisiana resulted in a $4.1 million reserve reversal during the quarter. At the Pulaski subsidiary, declining credit quality associated with the construction builder portfolio resulted in a $2.4 million provision.

•

Branches. On September 14, 2007, the Company opened a new office at 601 Poydras Street in the central business district of New Orleans. A total of 14 new branch offices have been opened under the Company’s branch expansion initiative, open an average duration of 15 months. These offices continue to experience steady loan and deposit growth. Total loan balances in these branches were $67 million at September 30, 2007, up 32% compared to June 30, 2007. Similarly, aggregate deposit balances in these branches totaled $77 million at September 30, 2007, up 12% compared to June 30, 2007. The net after-tax cost of the branches was $0.05 per diluted share in the third quarter of 2007, down $0.01 compared to $0.06 per diluted share in the second quarter of 2007.

Balance Sheet And Yields

Total assets climbed $90 million, or 2%, since June 30, 2007 to $4.8 billion. Shareholders’ equity increased $10 million, or 2%, during this period to $482 million at September 30, 2007.

Period-End Loan Volumes ($ in thousands)

Loans	Louisiana Bank			Acquired Entities			Since Acq.
	3/31/07	6/30/07	9/30/07	2/1/07	6/30/07	9/30/07
Commercial	$1,229,238	$1,306,476	$1,386,169	$446,640	$495,694	$502,947	13%
Consumer	551,469	577,029	587,361	239,721	231,273	248,889	4%
Mortgage	490,670	501,722	513,247	67,216	67,038	68,221	1%

Total Loans	$2,271,377	$2,385,227	$2,486,777	$753,577	$794,005	$820,057	9%
Growth		5%	4%		5%	3%

Total loans increased $128 million, or 4%, from June 30, 2007 to September 30, 2007. Loan growth was exhibited in both the Louisiana and the acquired franchise markets. Over this period, commercial loans climbed $87 million, or 5%, consumer loans increased $28 million, or 3%, permanent residential mortgage loans increased $9 million, or 2%, and construction loans to retail clients increased $4 million, or 7%, to $61 million at September 30, 2007. Owner occupied retail construction loans accounted for less than 2% of total loans at September 30, 2007, essentially unchanged compared to June 30, 2007.

In addition to owner occupied residential construction loans, the Company also has residential construction exposure through its commercial division that lends to local builders through its subsidiaries. Commercial builder loans in the Louisiana franchise totaled $115 million, or 4%, of total consolidated loans with no loans past due or on nonaccrual status. As previously stated in the second quarter of 2007, during the acquisition due diligence process at Pulaski Bank, issues were identified associated with some of these loans. At the closing of the Pulaski acquisition, a number of these loans were put on non-accrual status and discounted to expected, realizable value. The Company continued to pursue the strategy Pulaski commenced in May 2006 to compress this construction portfolio in Northwest Arkansas, Little Rock, and Memphis. The Pulaski construction portfolio, which totaled $87 million at acquisition in February 2007, declined $20 million to a level of $68 million at September 30, 2007, including a $6 million decline within the last 90 days as homes were sold and loans continued to be paid down. At September 30, 2007, Pulaski’s construction portfolio accounted for only 2% of the consolidated loan portfolio.

This portfolio exhibited further credit deterioration during the third quarter of 2007 as a result of the spill over effect of the sub-prime market collapse. Nonaccrual loans in this segment totaled $7.5 million and related discounts totaled $1.0 million. The Company provided additional reserves during the quarter to account for the potential credit risk associated with these loans. The Company believes the combination of reserves and established impairments are adequate to account for the risk associated with the Pulaski portfolio.

At September 30, 2007, approximately 71% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this figure to 56%. Approximately 83% of the Company’s deposit base reprices within the next 12 months.

On a linked quarter basis, the yield on average total loans increased eight basis points to 6.97%. On this basis, the yield on commercial, mortgage, and the consumer loans each increased seven or eight basis points during the third quarter of 2007.

The investment portfolio volume increased $28 million, or 3%, to $845 million at September 30, 2007. The investment portfolio equated to 18% of total assets at September 30, 2007, compared to 17% at June 30, 2007. The Company’s investment portfolio duration shortened during the quarter. At September 30, 2007, the portfolio had a modified duration of 2.9 years, compared to 3.2 years at June 30, 2007. The Company’s investment portfolio had very limited extension risk. Based on current projected speeds and other assumptions, the portfolio is expected to generate approximately $259 million in cash flows, or about 31% of the portfolio, over the next 15 months. The portfolio had an unrealized loss of approximately $2 million at September 30, 2007, compared to an unrealized loss of $13 million at June 30, 2007. The average yield on investment securities increased four basis points on a linked quarter basis, to 5.31% in the third quarter of 2007.

Recent financial media attention has focused on downgrades in mortgage-related investments possessing significant amounts of collateral that is considered “sub-prime” (higher credit risk), “Alt-A” (low documentation), and/or “second lien” by the large rating agencies. At September 30, 2007, the Company had no investment instruments containing material amounts of these types of collateral. Similarly, as described in detail in the Company’s press release dated March 21, 2007, the Company considers its mortgage origination business exposure to the sub-prime and Alt-A segments as extremely low. Through the first nine months of 2007, Pulaski Mortgage Company, a subsidiary of Pulaski Bank and Trust

Company, originated $466 million in mortgage loans, down 6% compared to the same period in 2006. Approximately 0.9% of the Company’s production in 2007 was considered sub-prime, 4.6% was designated Alt-A, and 5.4% of originations were “jumbo” mortgages.

Period-End Deposit Volumes ($ in thousands)

Deposits	Louisiana Bank			Acquired Entities			Since Acq.
	3/31/07	6/30/07	9/30/07	2/1/07	6/30/07	9/30/07
Noninterest	$354,791	$356,902	$366,090	$96,077	$101,212	$98,876	3%
NOW Accounts	656,665	638,986	642,094	193,400	195,349	177,151	-8%
Savings/MMkt	593,548	589,708	605,814	176,322	183,416	176,938	0%
Time Deposits	852,674	831,599	873,645	539,254	529,353	514,555	-5%

Total Deposits	$2,457,678	$2,417,195	$2,487,643	$1,005,053	$1,009,330	$967,520	-4%
Growth		-2%	3%		0%	-4%

Total deposits at September 30, 2007 increased $23 million, or 1%, compared to June 30, 2007. On this basis, noninterest bearing deposits increased $1 million and interest bearing deposits increased $22 million, or 1%. The cost of interest bearing deposits in the third quarter of 2007 was 3.61%, an increase of only one basis point on a linked quarter basis. The cost of total interest bearing liabilities increased six basis points during this period as the cost of short-term borrowings increased 17 basis points. The Company’s loans-to-deposits ratio increased from 92.8% at June 30, 2007 to 95.9% at September 30, 2007.

During the third quarter, deposits at Pulaski declined $42 million between June 30, 2007 and September 30, 2007. The decline was due to two primary factors. First, the Company announced the closure of Pulaski’s branch office in Broken Arrow, Oklahoma. Deposits at this office were primarily high-cost institutional deposits. During the third quarter of 2007, deposits at this office declined $23 million. Second, the Company continued efforts to reposition Pulaski’s deposit pricing strategy from a high priced deposit strategy to more of a relationship driven pricing strategy. The result was a reduced level of deposits, primarily in northeast Arkansas.

Operating Results

Tax-equivalent net interest income increased $1.4 million, or 4% on a linked quarter basis, driven by average earning asset growth of $129 million, or 3%, and a three basis point improvement in the margin. On a linked quarter basis, an eight basis point increase in earning asset yield was only partially offset by a six basis point increase in the cost of interest bearing liabilities. The earning asset growth was primarily commercial and consumer loan volume growth and increase in cost of liabilities was due to higher short-term borrowing costs. The Company’s net interest spread and tax-equivalent margin each improved three basis points on a linked quarter basis. The Company’s margin in the third quarter of 2007 was 3.12% and 3.16% in the month of September 2007.

Average Yields/Cost (Taxable Equivalent Basis)

	Louisiana Bank			IBERIABANK Corporation
	4Q06	1Q07	2Q07	3Q07	4Q06	1Q07	2Q07	3Q07
Earning Asset Yield	6.20%	6.35%	6.40%	6.50%	6.20%	6.42%	6.52%	6.60%
Cost Of Int-Bearing Liabs	3.39%	3.49%	3.55%	3.63%	3.48%	3.72%	3.83%	3.89%

Net Interest Spread	2.81%	2.86%	2.86%	2.87%	2.72%	2.70%	2.69%	2.72%
Net Interest Margin	3.33%	3.37%	3.35%	3.37%	3.20%	3.13%	3.09%	3.12%

Noninterest income in the third quarter of 2007 decreased $1.5 million, or 7%, on a linked quarter basis. Revenue declines in the third quarter were driven by seasonal declines in certain business lines, the gain of $0.8 million on the sale of MasterCard common stock in the second quarter of 2007, and interest rate movements related to FAS 133. Regarding seasonal businesses, gains on the sale of mortgage loans in the third quarter of 2007 decreased $0.1 million, or 3%, on a linked quarter basis. Loans sold into the secondary market totaled $244 million during the quarter. Brokerage commissions declined $0.1 million, or 8% and title revenues decreased $0.9 million, or 16% on a linked quarter basis. The decline in title revenue resulted primarily from fewer commercial title opportunities in Louisiana and national accounts activity, which tend to be unpredictable in nature. Partially offsetting these revenue declines were significant improvements in service charges on deposit accounts (up $0.3 million, or 6% on a linked quarter basis) and ATM/debit card fee income (up $0.3 million, or 31%).

Noninterest expense decreased $2.4 million, or 6%, on a linked quarter basis, due primarily to three factors. First, recent staff reduction initiatives throughout the Company and lower incentive and commission payments resulted in a $0.9 million, or 4%, decline in salary and benefit costs. Second, financial results in the third quarter benefited from acquisition cost savings. Third, the Company incurred $0.2 million in pre-tax merger-related and other severance costs during the third quarter of 2007, compared to $3.1 million of these expenses in the second quarter of 2007. Finally, the Company experienced increases in certain expense categories associated with specific initiatives which partially offset the aforementioned expense reductions. These initiative-driven expense categories include occupancy and equipment, computer service expense, ATM/debit card expenses, and credit/loan related costs, each of which were up $0.1 to $0.2 million on a linked quarter basis.

Net income in the third quarter of 2007 totaled $12.1 million, up 20% from $10.0 million on a linked quarter basis, and up 22% compared to one year ago. Return on average assets (“ROA”) was 1.01% for the third quarter of 2007. Return on average equity (“ROE”) was 10.03%, and return on average tangible equity was 22.17%. Excluding merger-related and other severance costs and changes in accounting treatment, the comparable figures were 1.05%, 10.42%, and 23.00%, respectively.

Asset Quality

The Company experienced continued strength in credit quality statistics at the legacy IBERIABANK franchise and market-driven deterioration in the acquired construction portfolio at the Pulaski franchise. The Company reported a ratio of net charge-offs to average loans of 0.05% in the third quarter of 2007, compared to between 0.01% and 0.04% in each of the preceding six quarters.

The Company believes it uses a conservative definition of NPAs. The Company considers NPAs to include nonaccruing loans, accruing loans more than 90 days past due, foreclosed assets, and other real estate owned. NPAs amounted to $28.0 million at September 30, 2007, or 0.58% of total assets, up $6.9 million, or 33%, compared to $21.1 million, or 0.45% of total assets, at June 30, 2007. The acquired entities accounted for $22.0 million, or 79%, of the NPAs at September 30, 2007, up $6.1 million, or 38%, compared to $15.9 million at June 30, 2007. Loans past due 30 days or more (including nonaccruing loans) represented 1.11% of total loans at September 30, 2007, compared to 1.07% of total loans at June 30, 2007.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	12/31/06	3/31/07	6/30/07	9/30/07
IBERIABANK
30+ Days Past Due	0.25%	0.50%	0.32%	0.29%
Non-accrual	0.12%	0.14%	0.11%	0.12%

Total Past Due	0.37%	0.64%	0.42%	0.41%
Pulaski Bank & Trust
30+ Days Past Due	—	1.07%	1.54%	1.51%
Non-accrual	—	1.63%	1.48%	1.53%

Total Past Due	—	2.70%	3.02%	3.04%
Consolidated
30+ Days Past Due	0.25%	0.64%	0.62%	0.62%
Non-accrual	0.12%	0.51%	0.45%	0.49%

Total Past Due	0.37%	1.15%	1.07%	1.11%

For Pulaski Bank & Trust Company, the increase in past dues resulted primarily from construction and land development credits in Northwest Arkansas and Memphis.

At September 30, 2007, the allowance for loan losses was 1.08%, compared to 1.19% at June 30, 2007. Loan loss reserve coverage of nonperforming loans and nonperforming assets at September 30, 2007 were 1.7 and 1.3 times, respectively, compared to 2.2 and 1.8 times, respectively, at June 30, 2007.

Capital Position

Average shareholders’ equity increased $1.3 million on a linked quarter basis. At September 30, 2007, shareholders’ equity was $482 million, or an increase of $10 million, or 2% compared to June 30, 2007. The Company’s equity-to-assets ratio was 10.00% at September 30, 2007, compared to 9.98% at June 30, 2007. Book value per share and tangible book value per share each increased significantly between June 30, 2007 and September 30, 2007. At September 30, 2007, book value was $37.74, up $1.10 per share, or 3% compared to June 30, 2007. Similarly, tangible book value per share climbed $0.95 or 6% over that period. Tier 1 leverage ratio was 6.79% at September 30, 2007, down 12 basis points compared to 6.91% at June 30, 2007, driven by strong loan growth.

On April 25, 2007, the Board of Directors of the Company authorized a share repurchase program of up to 300,000 shares of the Company’s outstanding common stock, or approximately 2.3% of total shares outstanding. Stock repurchases under this program are made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company. The timing of these repurchases will depend on market conditions and other requirements. During the third quarter of 2007, the Company repurchased approximately 141,000 shares at a weighted average price of $45.16 per share.

On September 19, 2007, the Company announced the declaration of a quarterly cash dividend of $0.34 per share, an increase of 6% compared to the same quarter last year. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 3.04%, based on the closing stock price of the Company on October 24, 2007 of $44.70 per share. Based on that closing stock price, the Company’s common stock traded at a price-to-earnings ratio of 12.2 times current consensus analyst estimates of $3.67 per fully diluted EPS for 2007 and 11.0 times the average analyst 2008 estimate of $4.06. This price also equates to 1.18 times September 30, 2007 book value per share of $37.74.

EPS Expectations For 2007

On July 24, 2007, the Company stated its expectations for the full year 2007 EPS to be in the range of $3.70 to $3.75, excluding the impact of merger-related and severance costs (including the additional cost of carrying financing incurred in advance of completion of the acquisitions), the cost of adoption of SFAS 123R, and other changes in accounting treatment. The Company stated today that it expects to be on the bottom end of the range described above.

The EPS comfort range is based on management’s current information, estimates and assumptions. Factors include the projected shape of the yield curve in 2007 as indicated in forward interest rate curves, the synergistic benefits of the recent acquisitions, and loan and deposit growth.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 141 combined offices, including 82 bank branch offices in Louisiana, Arkansas, Tennessee, and Oklahoma, 27 mortgage offices in eight states, and 32 title insurance offices in Arkansas and Louisiana. The Company’s common stock trades on the Nasdaq Global Market under the symbol “IBKC” and the Company’s market capitalization is approximately $575 million.

The following investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	FIG Partners, LLC

•	FTN Midwest Securities Corp.

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Robert W. Baird & Company

•	Stanford Group Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, October 25, 2007, beginning at 8:00 a.m. Central Time by dialing 1-800-288-8961. The confirmation code for the call is 889110. A replay of the call will be available until midnight Central Time on November 1, 2007 by dialing 1-800-475-6701. The confirmation code for the replay is 889110.

To access a supplemental PowerPoint presentation titled “3Q07 Earnings Conference Call”, visit www.iberiabank.com, click “Investor Relations” and then “Investor Presentations”.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, sufficiency of our allowance for loan losses, changes in interest rates, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended September 30,			For The Quarter Ended June 30,
	2007	2006	% Change	2007	% Change
Income Data (in thousands):
Net Interest Income	$32,073	$23,926	34%	$30,664	5%
Net Interest Income (TE) (1)	33,286	24,810	34%	31,883	4%
Net Income	12,061	9,879	22%	10,027	20%

Per Share Data:
Net Income - Basic	$0.97	$1.06	(8%)	$0.80	21%
Net Income - Diluted	0.94	0.99	(5%)	0.78	21%
Book Value	37.74	28.90	31%	36.64	3%
Tangible Book Value (2)	17.76	18.62	(5%)	16.81	6%
Cash Dividends	0.34	0.32	6%	0.34	—

Number of Shares Outstanding:
Basic Shares (Average)	12,394,860	9,337,060	33%	12,456,110	(0%)
Diluted Shares (Average)	12,789,353	9,932,163	29%	12,914,251	(1%)
Book Value Shares (Period End) (3)	12,770,460	9,697,731	32%	12,884,113	(1%)

Key Ratios: (4)
Return on Average Assets	1.01%	1.30%		0.87%
Return on Average Equity	10.03%	14.30%		8.45%
Return on Average Tangible Equity (2)	22.17%	22.90%		19.34%
Net Interest Margin (TE) (1)	3.12%	3.54%		3.09%
Efficiency Ratio	69.7%	62.8%		74.2%
Tangible Efficiency Ratio (TE) (1) (2)	66.7%	59.7%		70.8%
Average Loans to Average Deposits	94.4%	88.8%		90.5%
Nonperforming Assets to Total Assets (5)	0.58%	0.19%		0.45%
Allowance for Loan Losses to Loans	1.08%	1.56%		1.19%
Net Charge-offs to Average Loans	0.05%	0.01%		0.04%
Average Equity to Average Total Assets	10.04%	9.07%		10.29%
Tier 1 Leverage Ratio	6.79%	7.63%		6.91%
Dividend Payout Ratio	36.0%	31.4%		43.7%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.

(4)	All ratios are calculated on an annualized basis for the period indicated.

(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)	September 30,			June 30, 2007	December 31, 2006
	2007	2006	% Change
ASSETS
Cash and Due From Banks	$76,917	$58,516	31.4%	$88,911	$51,078
Interest-bearing Deposits in Banks	15,086	12,550	20.2%	54,540	33,827

Total Cash and Equivalents	92,003	71,066	29.5%	143,451	84,905
Investment Securities Available for Sale	784,433	576,634	36.0%	755,633	558,832
Investment Securities Held to Maturity	60,829	24,023	153.2%	61,179	22,520

Total Investment Securities	845,262	600,657	40.7%	816,812	581,352
Mortgage Loans Held for Sale	63,392	20,055	216.1%	97,358	54,273
Loans, Net of Unearned Income	3,306,834	2,173,484	52.1%	3,179,231	2,234,002
Allowance for Loan Losses	(35,713)	(33,954)	5.2%	(37,826)	(29,922)

Loans, net	3,271,121	2,139,530	52.9%	3,141,405	2,204,080
Premises and Equipment	125,857	68,231	84.5%	125,948	71,007
Goodwill and Other Intangibles	255,179	99,727	155.9%	255,538	99,070
Mortgage Servicing Rights	22	53	(58.5%)	27	42
Other Assets	168,708	112,945	49.4%	151,261	108,307

Total Assets	$4,821,544	$3,112,264	54.9%	$4,731,800	$3,203,036

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$459,200	$348,023	31.9%	$458,113	$354,961
Interest-bearing Deposits	2,990,197	2,057,814	45.3%	2,968,412	2,067,621

Total Deposits	3,449,397	2,405,837	43.4%	3,426,525	2,422,582
Short-term Borrowings	339,799	80,500	322.1%	349,799	100,000
Securities Sold Under Agreements to Repurchase	118,283	88,827	33.2%	117,323	102,605
Long-term Debt	391,746	234,265	67.2%	331,780	236,997
Other Liabilities	40,334	22,576	78.7%	34,252	21,301

Total Liabilities	4,339,559	2,832,005	53.2%	4,259,679	2,883,485
Total Shareholders' Equity	481,985	280,259	72.0%	472,121	319,551

Total Liabilities and Shareholders’ Equity	$4,821,544	$3,112,264	54.9%	$4,731,800	$3,203,036

INCOME STATEMENT	For The Three Months Ended September 30,			For The Nine Months Ended September 30,
	2007	2006	% Change	2007	2006	% Change
Interest Income	$69,349	$43,645	58.9%	$192,265	$121,026	58.9%
Interest Expense	37,276	19,719	89.0%	102,037	51,924	96.5%

Net Interest Income	32,073	23,926	34.0%	90,228	69,102	30.6%
(Reversal of) Provision for Loan Losses	(1,693)	(2,389)	(29.1%)	(2,077)	(3,856)	(46.1%)

Net Interest Income After Provision for Loan Losses	33,766	26,315	28.3%	92,305	72,958	26.5%
Service Charges	5,300	3,426	54.7%	14,345	9,669	48.4%
ATM / Debit Card Fee Income	1,440	857	68.0%	3,509	2,516	39.5%
BOLI Proceeds and Cash Surrender Value Income	688	524	31.2%	2,775	1,548	79.3%
Gain on Sale of Loans, net	4,770	420	1036.3%	12,473	1,206	934.4%
Title Revenue	4,913	—	—	12,930	—	—
Broker Commissions	1,281	895	43.1%	3,946	2,792	41.3%
Other Noninterest Income	1,935	1,153	67.8%	6,324	1,069	491.7%

Total Noninterest Income	20,327	7,275	179.4%	56,302	18,800	199.5%
Salaries and Employee Benefits	20,281	11,477	76.7%	58,500	30,487	91.9%
Occupancy and Equipment	5,300	2,414	119.6%	14,394	7,045	104.3%
Amortization of Acquisition Intangibles	496	276	79.9%	1,705	849	100.8%
Other Noninterest Expense	10,449	5,424	92.6%	30,154	15,788	91.0%

Total Noninterest Expense	36,526	19,591	86.4%	104,753	54,169	93.4%
Income Before Income Taxes	17,567	13,999	25.5%	43,854	37,589	16.7%
Income Taxes	5,506	4,120	33.6%	12,611	10,809	16.7%

Net Income	$12,061	$9,879	22.1%	$31,243	$26,780	16.7%

Earnings Per Share, diluted	$0.94	$0.99	(5.2%)	$2.48	$2.70	(8.1%)

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006
ASSETS
Cash and Due From Banks	$71,339	$79,968	$73,422	$49,304	$49,863
Interest-bearing Deposits in Banks	29,614	32,324	42,549	18,661	11,415
Investment Securities	829,472	824,705	755,780	608,489	619,057
Mortgage Loans Held for Sale	83,921	89,505	55,726	22,398	17,166
Loans, Net of Unearned Income	3,236,412	3,112,725	2,749,118	2,204,048	2,089,350
Allowance for Loan Losses	(37,932)	(38,421)	(34,965)	(33,899)	(35,642)
Other Assets	537,523	522,970	434,815	279,359	271,198

Total Assets	$4,750,349	$4,623,776	$4,076,445	$3,148,360	$3,022,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$443,631	$448,652	$409,774	$342,374	$334,453
Interest-bearing Deposits	2,986,487	2,989,449	2,696,535	2,064,653	2,018,469

Total Deposits	3,430,118	3,438,101	3,106,309	2,407,027	2,352,922
Short-term Borrowings	337,336	222,110	113,537	77,978	43,101
Securities Sold Under Agreements to Repurchase	117,123	123,116	110,851	98,216	96,942
Long-term Debt	351,484	331,561	297,614	243,573	238,058
Other Liabilities	37,275	33,181	30,099	23,296	17,240

Total Liabilities	4,273,336	4,148,066	3,658,410	2,850,090	2,748,263
Total Shareholders’ Equity	477,013	475,707	418,035	298,270	274,144

Total Liabilities and Shareholders’ Equity	$4,750,349	$4,623,776	$4,076,445	$3,148,360	$3,022,407

	2007			2006
INCOME STATEMENT	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Interest Income	$69,349	$65,816	$57,100	$44,266	$43,645
Interest Expense	37,276	35,152	29,610	21,845	19,719

Net Interest Income	32,073	30,664	27,490	22,421	23,926
(Reversal of) Provision for Loan Losses	(1,693)	(595)	211	(3,947)	(2,389)

Net Interest Income After Provision for Loan Losses	33,766	31,259	27,279	26,368	26,315
Total Noninterest Income	20,327	21,811	14,165	4,651	7,275
Total Noninterest Expense	36,526	38,911	29,316	18,960	19,591

Income Before Income Taxes	17,567	14,159	12,128	12,059	13,999
Income Taxes	5,506	4,132	2,973	3,144	4,120

Net Income	$12,061	$10,027	$9,155	$8,915	$9,879

Earnings Per Share, basic	$0.97	$0.80	$0.79	$0.93	$1.06

Earnings Per Share, diluted	$0.94	$0.78	$0.76	$0.87	$0.99

Book Value Per Share	$37.74	$36.64	$36.65	$31.07	$28.90

Return on Average Assets	1.01%	0.87%	0.91%	1.12%	1.30%
Return on Average Equity	10.03%	8.45%	8.88%	11.86%	14.30%
Return on Average Tangible Equity	22.17%	19.34%	16.67%	18.15%	22.90%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE	September 30,			June 30, 2007	December 31, 2006
	2007	2006	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$520,438	$472,499	10.1%	$511,636	$431,585
Construction/ Owner Occupied	61,029	38,336	59.2%	57,123	45,285

Total Residential Mortgage Loans	581,467	510,835	13.8%	568,759	476,870
Commercial Loans:
Real Estate	1,289,416	680,300	89.5%	1,229,037	750,051
Business	599,700	443,743	35.1%	573,133	461,048

Total Commercial Loans	1,889,116	1,124,043	68.1%	1,802,170	1,211,099
Consumer Loans:
Indirect Automobile	240,033	227,315	5.6%	235,006	228,301
Home Equity	415,341	233,304	78.0%	396,341	233,885
Automobile	33,169	23,795	39.4%	33,457	24,179
Credit Card Loans	53,706	8,387	540.3%	51,216	8,829
Other	94,002	45,805	105.2%	92,282	50,839

Total Consumer Loans	836,251	538,606	55.3%	808,302	546,033

Total Loans Receivable	3,306,834	2,173,484	52.1%	3,179,231	2,234,002

Allowance for Loan Losses	(35,713)	(33,954)		(37,826)	(29,922)

Loans Receivable, Net	$3,271,121	$2,139,530		$3,141,405	$2,204,080

ASSET QUALITY DATA	September 30,			June 30, 2007	December 31, 2006
	2007	2006	% Change
Nonaccrual Loans	$16,191	$2,904	457.6%	$14,250	$2,701
Foreclosed Assets	26	24	10.6%	12	8
Other Real Estate Owned	6,707	1,153	481.6%	4,254	2,000
Accruing Loans More Than 90 Days Past Due	5,113	1,873	172.9%	2,584	310

Total Nonperforming Assets	$28,037	$5,954	370.9%	$21,100	$5,019

Nonperforming Assets to Total Assets	0.58%	0.19%	203.9%	0.45%	0.16%
Nonperforming Assets to Total Loans and OREO	0.85%	0.27%	209.0%	0.66%	0.22%
Allowance for Loan Losses to Nonperforming Loans (1)	167.6%	710.8%	(76.4%)	224.7%	993.7%
Allowance for Loan Losses to Nonperforming Assets	127.4%	570.3%	(77.7%)	179.3%	596.2%
Allowance for Loan Losses to Total Loans	1.08%	1.56%	(30.9%)	1.19%	1.34%
Year to Date Charge-offs	$3,062	$2,031	50.8%	$1,816	$2,621
Year to Date Recoveries	$(2,184)	$(1,759)	24.2%	$(1,358)	$(2,264)

Year to Date Net Charge-offs	$878	$272	222.7%	$458	$357

Quarter to Date Net Charge-offs	$420	$76	453.3%	$294	$85

(1) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

DEPOSITS	September 30,			June 30, 2007	December 31, 2006
	2007	2006	% Change
Noninterest-bearing Demand Accounts	$459,200	$348,023	31.9%	$458,113	$354,961
NOW Accounts	819,245	632,273	29.6%	834,336	628,541
Savings and Money Market Accounts	782,752	613,938	27.5%	773,124	588,202
Certificates of Deposit	1,388,200	811,603	71.0%	1,360,952	850,878

Total Deposits	$3,449,397	$2,405,837	43.4%	$3,426,525	$2,422,582

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	September 30, 2007		June 30, 2007		September 30, 2006
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$571,394	5.93%	$569,351	5.85%	$497,266	5.63%
Commercial Loans (TE) (1)	1,843,537	6.98%	1,751,960	6.91%	1,055,086	7.17%
Consumer and Other Loans	821,481	7.66%	791,414	7.59%	536,998	7.26%

Total Loans	3,236,412	6.97%	3,112,725	6.89%	2,089,350	6.83%
Mortgage Loans Held for Sale	83,921	6.08%	89,505	5.64%	17,166	6.94%
Investment Securities (TE) (1)(2)	834,593	5.31%	827,002	5.27%	634,941	4.83%
Other Earning Assets	66,748	5.92%	63,829	6.15%	32,093	5.10%

Total Earning Assets	4,221,674	6.60%	4,093,061	6.52%	2,773,550	6.35%
Allowance for Loan Losses	(37,932)		(38,421)		(35,642)
Nonearning Assets	566,607		569,136		284,499

Total Assets	$4,750,349		$4,623,776		$3,022,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$824,741	2.59%	$845,560	2.62%	$626,580	2.66%
Savings and Money Market Accounts	790,316	2.77%	770,496	2.79%	590,385	2.14%
Certificates of Deposit	1,371,430	4.71%	1,373,393	4.67%	801,504	3.89%

Total Interest-bearing Deposits	2,986,487	3.61%	2,989,449	3.60%	2,018,469	2.99%
Short-term Borrowings	454,459	4.65%	345,226	4.48%	140,043	3.66%
Long-term Debt	351,484	5.23%	331,561	5.23%	238,058	5.22%

Total Interest-bearing Liabilities	3,792,430	3.89%	3,666,236	3.83%	2,396,570	3.25%
Noninterest-bearing Demand Deposits	443,631		448,652		334,453
Noninterest-bearing Liabilities	37,275		33,181		17,240

Total Liabilities	4,273,336		4,148,069		2,748,263
Shareholders’ Equity	477,013		475,707		274,144

Total Liabilities and Shareholders’ Equity	$4,750,349		$4,623,776		$3,022,407

Net Interest Spread	$32,073	2.72%	$30,664	2.69%	$23,926	3.10%
Tax-equivalent Benefit	1,213	0.11%	1,219	0.12%	884	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$33,286	3.12%	$31,883	3.09%	$24,810	3.54%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Nine Months Ended
	September 30, 2007		September 30, 2006
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$559,945	5.85%	$477,181	5.52%
Commercial Loans (TE) (1)	1,704,818	6.91%	995,131	6.67%
Consumer and Other Loans	769,773	7.61%	531,936	7.13%

Total Loans	3,034,536	6.89%	2,004,248	6.52%
Mortgage Loans Held for Sale	76,487	5.91%	12,836	6.55%
Investment Securities (TE) (1)(2)	807,274	5.23%	638,253	4.70%
Other Earning Assets	67,899	5.99%	56,970	4.80%

Total Earning Assets	3,986,196	6.52%	2,712,307	6.05%
Allowance for Loan Losses	(37,117)		(37,470)
Nonearning Assets	536,913		286,495

Total Assets	$4,485,992		$2,961,332

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$819,431	2.63%	$625,418	2.42%
Savings and Money Market Accounts	754,565	2.76%	581,712	1.88%
Certificates of Deposit	1,317,890	4.64%	791,809	3.67%

Total Interest-bearing Deposits	2,891,886	3.58%	1,998,939	2.76%
Short-term Borrowings	342,201	4.48%	95,935	2.88%
Long-term Debt	327,084	5.22%	242,884	4.67%

Total Interest-bearing Liabilities	3,561,171	3.82%	2,337,758	2.96%
Noninterest-bearing Demand Deposits	434,143		334,106
Noninterest-bearing Liabilities	33,544		18,955

Total Liabilities	4,028,858		2,690,819
Shareholders’ Equity	457,134		270,513

Total Liabilities and Shareholders’ Equity	$4,485,992		$2,961,332

Net Interest Spread	$90,227	2.70%	$69,102	3.09%
Tax-equivalent Benefit	3,541	0.12%	2,575	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$93,768	3.11%	$71,677	3.50%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	9/30/2007	6/30/2007	9/30/2006
Net Interest Income	$32,073	$30,664	$23,926
Effect of Tax Benefit on Interest Income	1,213	1,219	884

Net Interest Income (TE) (1)	33,286	31,883	24,810

Noninterest Income	20,327	21,811	7,275
Effect of Tax Benefit on Noninterest Income	370	319	282

Noninterest Income (TE) (1)	20,697	22,130	7,557

Total Revenues (TE) (1)	$53,983	$54,013	$32,367

Total Noninterest Expense	$36,526	$38,911	$19,591
Less Intangible Amortization Expense	(496)	(673)	(276)

Tangible Operating Expense (2)	$36,030	$38,238	$19,315

Return on Average Equity	10.03%	8.45%	14.30%
Effect of Intangibles (2)	12.14%	10.89%	8.60%

Return on Average Tangible Equity (2)	22.17%	19.34%	22.90%

Efficiency Ratio	69.7%	74.2%	62.8%
Effect of Tax Benefit Related to Tax Exempt Income	(2.0%)	(2.2%)	(2.3%)

Efficiency Ratio (TE) (1)	67.7%	72.0%	60.5%
Effect of Amortization of Intangibles	(1.0%)	(1.2%)	(0.8%)

Tangible Efficiency Ratio (TE) (1) (2)	66.7%	70.8%	59.7%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.